UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 23, 2015

NATURAL RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55062	46-3570919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

76 Playfair Road, #03-06 LHK2 Building Singapore		367996
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +65-62875955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 23, 2015, Natural Resources Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Romulus Corp., a Nevada corporation (“Romulus Parent”), Romulus Merger Corp., a Delaware corporation (“Romulus Sub”), and Eastwin Capital Pte Ltd, a Singapore private limited company (“Eastwin”). Romulus Parent is currently a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

Under the Merger Agreement, Romulus Sub, a wholly-owned subsidiary of Romulus Parent, will merge with and into the Company (the “Merger”) after which Romulus Sub will cease to exist and the Company will be the surviving corporation in the Merger, and each outstanding share of the Company’s common stock will be converted into the right to receive shares of Romulus Parent (the “Merger Shares”) as described below, subject to each holder of the Company’s common stock right to exercise appraisal rights of such shares in accordance with the Delaware General Corporation Law. Prior to the execution of the Merger Agreement, Eastwin will acquire 8,000,000 shares of Romulus Parent’s common stock (the “Eastwin Shares”) from Artem Rusakov, the majority shareholder of Romulus Parent, and in consideration for certain services to be provided by Eastwin to the Company, the Company will reimburse $375,000 of the purchase price on behalf of Eastwin (the “Eastwin Payment”), or, at Eastwin’s direction, the Company will pay all or a portion of the Eastwin Payment into escrow within 30 days of execution of the Merger Agreement as part of the purchase price. The Eastwin Payment owed to Artem Rusakov will be secured by the Eastwin Shares. The Eastwin Payment will be released from escrow to the Company, or reimbursed to the Company, as the case may be, in the event the Merger Agreement is terminated.

In the aggregate, holders of the shares of the Company’s common stock will receive approximately 124,000,000 Merger Shares in exchange for all of the outstanding shares of the Company’s common stock. As a result of the Merger, the Company will be a wholly-owned subsidiary of Romulus Parent.

The Merger Agreement contains usual and customary representations and warranties that the Company, on the one hand, and Romulus Sub and Romulus Parent, on the other hand, made to each other as of specific dates. The assertions embodied in the representations and warranties of the parties were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including confidential disclosure schedules containing information that modifies, qualifies and creates exceptions to such representations and warranties. Moreover, several representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and Romulus Parent and Romulus Sub rather than establishing matters as facts. The Merger Agreement also contains certain customary covenants, including covenants regarding the operation of the Company’s business prior to the closing of the Merger.

The Merger Agreement contains certain termination rights for each of the Company, on the one hand, and Romulus Parent and Romulus Sub, on the other hand, and provides a fiduciary out in the event the Company receives a superior offer before obtaining required approval of the Company’s shareholders. The Merger Agreement will be terminated if the Merger is not consummated by August 31, 2015.

The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference in its entirety.

The Merger Agreement has been approved by the boards of directors of each of the Company and Romulus Parent. The closing of the Merger is subject to certain conditions precedent including obtaining required approval of the Company’s shareholders, as well as other customary closing conditions.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 23, 2015, the Company’s majority stockholder holding approximately 96.71% of the Company’s common stock, M-Power Investments Pte Limited, authorized and approved the Merger Agreement and the transactions contemplated thereby pursuant to an action by written consent taken in lieu of a meeting.

Item 8.01	Other Events.

On March 24, 2015, the Company issued a press release regarding the Merger.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

The following documents are filed herewith as exhibits hereto:

(d)          Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization between Natural Resources Corporation, Romulus Corp., Romulus Merger Sub, Inc., and Eastwin Capital Pte Ltd dated March 23, 2015
99.1	Press Release dated March 24, 2015

Forward-Looking Statements

The Securities and Exchange Commission encourages registrants to disclose forward-looking information so that investors can better understand the future prospects of a registrant and make informed investment decisions. This Current Report on Form 8-K and exhibits may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and which involve risks, uncertainties and reflect the Registrant’s judgment as of the date of this Current Report on Form 8-K. Forward-looking statements may relate to, among other things, operating results and are indicated by words or phrases such as “expects,” “should,” “will,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this Current Report on Form 8-K. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented within.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCES CORPORATION
Date: March 24, 2015	By:	/s/ Elsa Holzgraf Esculier Chief Executive Officer Chief Financial Officer